Exhibit 5.1

December 19, 2013

The Board of Directors

Derma Sciences, Inc.

214 Carnegie Center, Suite 300

Princeton, NJ 08540

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Derma Sciences, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Securities Act”), the following:

(i)	common stock, $0.01 par value per share (the “Common Stock”);

(ii)	warrants to purchase Common Stock (the “Warrants”); and

(iii)	any combination of the above, separately or as units (the “Units”).

some or all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, at an aggregate public offering price not to exceed $75,000,000. The Common Stock, the Warrants and the Units are collectively referred to herein as the “Offered Securities.”

The Warrants may be issued pursuant to a Warrant Agreement (the “Warrant Agreement”) between the Company and a bank or trust company as warrant agent (the “Warrant Agent”). The Units may be issued pursuant to a Unit Agreement (the “Unit Agreement”) between the Company and a third party to be identified therein as the unit agent (the “Unit Agent”).

In connection with this opinion, we have examined the Registration Statement and such other records, instruments and documents as we have deemed advisable in order to render this opinion. In our examination of these documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.

Based upon the foregoing, we are of the opinion:

1. With respect to the Common Stock, including those duly issued upon due conversion, exchange or exercise of any Warrants or Units, when (i) specifically authorized for issuance by the Board of Directors of the Company or an authorized committee thereof (the “Common Stock Authorizing Resolutions”), (ii) the Registration Statement has become effective under the Securities Act, (iii) the terms of the sale of the Common Stock have been duly established in conformity with the Company’s Certificate of Incorporation and Bylaws and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iv) the Common Stock has been issued and sold as contemplated by the Registration Statement, and (v) the Company has received the consideration provided for in the Common Stock Authorizing Resolutions, the Common Stock will be validly issued, fully paid and non-assessable.

2.  With respect to the Warrants, including those duly issued upon due conversion, exchange or exercise of any Units, when (i) specifically authorized for issuance by the Board of Directors or an authorized committee thereof (the “Warrants Authorizing Resolutions”), (ii) the Registration Statement has become effective under the Securities Act, (iii) any Warrant Agreement relating to the Warrants has been duly authorized, executed, and delivered, (iv) the terms of the Warrants and of their issuance and sale have been duly established in conformity with the applicable Warrant Agreement and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (v) the Warrants have been duly executed and countersigned in accordance with the applicable Warrant Agreement and issued and sold as contemplated by the Registration Statement, and (vi) the Company has received the consideration provided for in the Warrants Authorizing Resolutions, the Warrants (assuming the securities issuable upon exercise of the Warrants have been duly authorized and reserved for issuance by all the necessary corporation action) will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3. With respect to the Units, including those duly issued upon due conversion, exchange or exercise of any Warrants, when (i) specifically authorized for issuance by the Board of Directors or an authorized committee thereof (the “Units Authorizing Resolutions”), (ii) the Registration Statement has become effective under the Securities Act, (iii) any Unit Agreement relating to the Units has been duly authorized, executed, and delivered, (iv) the terms of the Units and of their issuance and sale have been duly established in conformity with the applicable Unit Agreement and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (v) the Units have been duly executed and countersigned in accordance with the applicable Unit Agreement and issued and sold as contemplated by the Registration Statement, and (vi) the Company has received the consideration provided for in the Units Authorizing Resolutions, the Units (assuming the constituent securities of the Units have been duly authorized and reserved for issuance by all necessary corporate action) will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible and we have assumed that any Warrant Agreement will be duly authorized, executed, and delivered by the Warrant Agent thereunder and any Unit Agreement will be duly authorized, executed, and delivered by the Unit Agent thereunder, assumptions which we have not independently verified.

It is understood that this opinion is to be used only in connection with the offer and sale of Common Stock, Warrants and Units while the Registration Statement is in effect.

This opinion is limited to the specific matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing laws, rules, regulations and judicial decisions, and we disclaim any obligation to advise you with respect to any changes in such laws, rules, regulations or judicial decisions that may occur after the date of this opinion.

We consent to the filing of this opinion as an exhibit to the Registration Statement; provided that, in giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations thereunder.

Very truly yours,

/s/Thompson Hine LLP

Thompson Hine LLP